Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in Amendment No. 3 to Form S-4 Registration Statement of Electro Scientific Industries, Inc. filed on April 18, 1997 of our report, dated March 7, 1997, except for Note 14, as to which the date is March 31, 1997, which includes an emphasis paragraph relating to an uncertainty as to Dynamotion/ATI Corp's ability to continue as a going concern, relating to the 1995 and 1996 financial statements of Dynamotion/ATI Corp. and to the reference of our Firm under the caption "Experts" in the Proxy Statement/Prospectus.




McGLADREY & PULLEN, LLP

Anaheim, California

April 18, 1997